Exhibit (a)(4)

MONEYMART ASSETS, INC.

ARTICLES SUPPLEMENTARY

MoneyMart Assets, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Company is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Company (the “Board”) in accordance with Section 2-105(c) of the Maryland General Corporation Law (the “MGCL”), the Board hereby decreases the aggregate number of shares of “Class A” Common Stock of the Company by 3,000,000,000.

THIRD: Pursuant to Sections 2-208 and 2-208.1 of the MGCL, the Board hereby creates three additional classes of stock of the Company by classifying and designating (a) 1,000,000,000 of the additional authorized but unissued shares as “Class L” Common Stock, (b) 1,000,000,000 of the additional authorized but unissued shares as “Class M” Common Stock, and (c) 1,000,000,000 of the additional authorized but unissued shares as “Class X” Common Stock.

FOURTH: As of immediately before the decrease and reclassification, the total number of shares of capital stock which the Company has authority to issue is 20,000,000,000 shares of Common Stock, par value $.001 per share, having an aggregate par value of $20,000,000, divided into four Classes as follows:

Class A Common Stock	13,000,000,000 shares
Class B Common Stock	2,500,000,000 shares
Class C Common Stock	2,500,000,000 shares
Class Z Common Stock	2,000,000,000 shares

FIFTH: As decreased and reclassified, the total number of shares of capital stock which the Company has authority to issue is 20,000,000,000 shares of Common Stock, par value $.001 per share, having an aggregate par value of $20,000,000, divided into seven Classes as follows:

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Class A Common Stock                                                  10,000,000,000 shares

Class B Common Stock	2,500,000,000 shares
Class C Common Stock	2,500,000,000 shares
Class L Common Stock	1,000,000,000 shares
Class M Common Stock	1,000,000,000 shares
Class X Common Stock	1,000,000,000 shares
Class Z Common Stock	2,000,000,000 shares

SIXTH: Each share of “Class L”, “Class M” and “Class X” Common Stock (each, a “New Class”) shall represent the same interest in the Company and have identical voting, dividend, liquidation and other rights as “Class A” Common Stock of the Company; provided, however, that notwithstanding anything in the charter of the Company (the “Charter”) to the contrary:

(a) Expenses related solely to a particular New Class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) will be borne by that New Class, will be appropriately reflected (in a manner determined by the Board) in the net asset value, dividends, distribution and liquidation rights of the shares of that New Class, and will be described in the prospectus or statement of additional information for that New Class as and to the extent required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder. Each New Class will be subject to Rule 12b-1 distribution fees.

(b) As to any matter with respect to which a separate vote of any New Class is required by the Investment Company Act of 1940, as amended (including, without limitation, approval of any Rule 12b-1 plan, agreement or other arrangement referred to in (a) above), such requirement as to a separate vote by that New Class will apply in lieu of any voting requirements established by the Maryland General Corporation Law. As to any matter which does not affect the interest of the holders of the other classes of shares of Common Stock, only the holders of shares of the affected class or classes will be entitled to vote.

(c) The New Classes will have such different exchange rights as the Board shall provide in compliance with the Investment Company Act of 1940, as amended.

SEVENTH:  Each New Class shall have the other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable generally to shares of capital stock as set forth in the Charter.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary on this July 28, 2008.

WITNESS:	MONEYMART ASSETS, INC.
/s/ Deborah A. Docs	By: /s/ Judy A. Rice

Deborah A. Docs, Secretary	Judy A. Rice, President

THE UNDERSIGNED, President of MoneyMart Assets, Inc., a Maryland corporation (the “Company”), who executed on behalf of the Company Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of the Company the foregoing Articles Supplementary to be the corporate act of the Company and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Judy A. Rice

Judy A. Rice, President

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